Exhibit 99.2

FOR IMMEDIATE RELEASE	MEDIA:
January 28, 2015	Heidi Barker Sa Shekhem	630-623-3791
heidi.barker@us.mcd.com

	Becca Hary	630-623-7293
becca.hary@us.mcd.com

INVESTORS:
	Chris Stent	630-623-3801
chris.stent@us.mcd.com

MARGO GEORGIADIS JOINS MCDONALD’S BOARD OF DIRECTORS

OAK BROOK, Ill. − McDonald’s Corporation Board of Directors today elected Margo Georgiadis as a Director of the company. Georgiadis, 50, is President of Americas at Google, where she leads the company's businesses in North America and Latin America.
“As we head into 2015, Margo brings unique capabilities and additional dimensions to our Board,” said Andrew McKenna, McDonald’s Chairman of the Board. “We’re pleased to welcome her and look forward to the insights she will bring as a Director.”
Prior to her current role, Georgiadis held senior level positions at Groupon, Discover Financial Services, and McKinsey and Company. Georgiadis has extensive knowledge of technology, marketing, consumer insights, strategy and business development, and risk assessment.
Georgiadis has a bachelor’s degree in economics from Harvard College and an MBA from Harvard Business School. She also serves on a number of nonprofit boards.
McDonald's is the world's leading global foodservice retailer with over 36,000 locations serving approximately 69 million customers in over 100 countries each day.  More than 80% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.
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